Exhibit 4.31

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 10, 2021, among Indigo Natural Resources LLC, a Delaware limited liability company (the “Guaranteeing Subsidiary”), a subsidiary of Southwestern Energy Company, a Delaware corporation (the “Company”), the other Security Guarantors named therein (as defined in the Indenture referred to below), and Regions Bank, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of August 30, 2021 (the “Base Indenture”) providing for the issuance from time to time of Securities in one or more series;

WHEREAS, the Company, the other Security Guarantors named therein, as applicable, and the Trustee have heretofore entered into a First Supplemental Indenture dated as of August 30, 2021 (the “First Supplemental Indenture”) amending and supplementing the Base Indenture and establishing a series of Securities designated as the Company’s 5.375% Senior Notes due 2030 (the “Notes”);

WHEREAS, the Base Indenture, as amended and supplemented by the First Supplemental Indenture, provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall guarantee all of the Company’s obligations under the Notes and the Indenture (but only with respect to the Notes, and not with respect to any other series of Securities) on the terms and conditions set forth in the Indenture;

WHEREAS, the Base Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, is referred to herein as the “Indenture;” and

WHEREAS, pursuant to Sections 10.01 and 10.06 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiary and the Trustee, as applicable, mutually covenant and agree for the equal and ratable benefit of the Holders of Notes as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01 Relation to Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02 Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Base Indenture, as heretofore amended and supplemented.

SECTION 1.03 General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

ARTICLE TWO

SUBSIDIARY GUARANTEE

SECTION 2.01 Agreement To Guarantee.

The Guaranteeing Subsidiary hereby guarantees all of the Company’s obligations under the Notes and the Indenture (but only with respect to the Notes, and not with respect to any other series of Securities) on the terms and subject to the conditions set forth in the Indenture, including without limitation in Article XI of the Indenture and Article VII of the First Supplemental Indenture and shall be deemed to be a Security Guarantor with respect to the Notes for all purposes under the Indenture.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company and the Guaranteeing Subsidiary, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or any Securities Guarantee or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Base Indenture, as heretofore amended and supplemented.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Base Indenture, as heretofore amended and supplemented, shall continue in full force and effect in accordance with the provisions thereof, and the Base Indenture, as heretofore amended and supplemented, is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture, in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 3.05 Effect of Headings.

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: September 10, 2021

A.W. REALTY COMPANY, LLC
ANGELINA GATHERING COMPANY, L.L.C.
INDIGO NATURAL RESOURCES LLC
SWN DRILLING COMPANY, LLC
SWN E & P SERVICES, LLC
SWN ENERGY SERVICES COMPANY, LLC
SWN INTERNATIONAL, LLC
SWN MIDSTREAM SERVICES COMPANY, LLC
SWN PRODUCER SERVICES, LLC
SWN PRODUCTION COMPANY, LLC SWN PRODUCTION (OHIO), LLC
SWN WATER RESOURCES COMPANY, LLC
SWN WELL SERVICES, LLC

By:	/s/ Carl Giesler, Jr.
Name: Carl Giesler, Jr.
Title: Executive Vice President and Chief Financial Officer

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Carl Giesler, Jr.
Name: Carl Giesler, Jr.
Title: Executive Vice President and Chief Financial Officer

TRUSTEE

REGIONS BANK, as Trustee

By:	James C. Henry
Authorized Signatory